UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2005
Arlington Tankers Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32343	98-0460376

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (441) 292-4456
Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
Effective December 21, 2005, in connection with the drawdown described in Item 2.03 below, Arlington Tankers Ltd. (“Arlington” or the “Company”) repaid all amounts owing under the Loan Facility Agreement, dated 2 November 2004 (the “Prior Agreement”), among Arlington and a group of banks for which Fortis Bank (Nederland) N.V. was acting as agent, and the Prior Agreement was terminated. The Prior Agreement provided for maximum borrowings of $135,000,000 and was due to expire in November 2009. Prior to such repayment, outstanding borrowings under the Prior Agreement were $135,000,000.
Borrowings made pursuant to the Prior Agreement required quarterly payments of interest at a rate of 1.00% (or 1.25% if the loans outstanding under the facility were more than 50% of the value of our vessels) per annum over LIBOR. Borrowings under the Prior Agreement were secured by, among other things, first priority mortgages over each of Arlington’s current six vessels. All security was released in connection with the termination of the Prior Agreement. Arlington did not incur any early termination penalties in connection with the termination of the Prior Agreement.
In addition, the interest rate swap agreement between Arlington and Fortis Bank (Nederland) N.V. and HSBC Bank plc as swap providers (the “Prior Swap”) that was executed in connection with the Prior Agreement was also terminated. The Prior Swap effectively fixed the interest rate under the Prior Agreement at approximately 4.8% per year. Arlington received a cash benefit of approximately $4.8 million in connection with the termination of the Prior Swap.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On December 21, 2005, Arlington completed its first drawdown pursuant to the Loan Agreement, dated 12 December 2005 (the “Loan Agreement”), between Arlington and The Royal Bank of Scotland plc. The terms and conditions of the Loan Agreement were previously disclosed in Arlington’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2005 (the “Prior 8-K”), which is incorporated herein by reference. The Loan Agreement was filed as Exhibit 99.1 to the Prior 8-K.
The drawdown was in the principal amount of $135,000,000. Arlington used the entire proceeds of the drawdown to repay all amounts outstanding under the Prior Agreement. In connection with the drawdown, as security for the amount borrowed, Arlington provided, among other things, first priority mortgages over each of Arlington’s current six vessels, assignments of earnings, insurances and requisition compensation in respect of the six vessels, assignments of the charters for the six vessels and guarantees by the subsidiaries of Arlington that own the six vessels.
As disclosed in the Prior 8-K, Arlington previously entered into an interest rate swap agreement with the Royal Bank of Scotland. As a result of this swap, together with the benefits that Arlington expects to receive in connection of the termination of the Prior Swap, Arlington expects that the interest rate under the new Loan Agreement will be effectively fixed at approximately 5.38%.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company. In particular, the statements in this Current Report regarding the Company’s expectations as to the effective interest rate under the Loan Agreement are forward-looking statements. When used in this Current Report, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this Current Report reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward- looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLINGTON TANKERS LTD.
Date: December 27, 2005	By:	/s/ EDWARD TERINO
Edward Terino
Co-Chief Executive Officer and Chief Financial Officer